                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           Capital Cities/ABC, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

                           CAPITAL CITIES/ABC, INC.

                              77 West 66th Street

                        New York, New York  10023-6298

                                  ----------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 May 18, 1995

                                  ----------

To The Shareholders:

The Annual Meeting of Shareholders of Capital Cities/ABC, Inc. (the "Company") will be held at 11:00 A.M. on Thursday, May 18, 1995 in Studio TV-1 at 7 West 66th Street, New York, New York for the following purposes:

     1. To elect a Board of Directors of 14 members to serve until the next Annual Meeting of Shareholders or until their successors are elected and qualified.

     2. To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as the Company's independent auditors for 1995.

     3. To consider and act upon a shareholder proposal concerning minimum share ownership by members of the Board of Directors.

     4. To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 29, 1995 will be entitled to vote at the meeting and any adjournment thereof.

Whether or not you plan to attend the meeting, we urge you to date, execute and mail the enclosed proxy/voting instruction card in order to assure representation of your shares. For this purpose, and for your convenience, a business reply envelope is enclosed. A shareholder who attends the meeting in person may, if he wishes, vote at the meeting, thereby canceling any proxy vote previously given.

Attendance at the meeting will be limited to shareholders of record as of the record date or their authorized representatives, not to exceed two per shareholder, and to guests of the Company.

                      By Order of the Board of Directors,

                                         Philip R. Farnsworth
                                                 Secretary


March 31, 1995



All persons to whom the accompanying proxy/voting instruction card is addressed are requested to date, execute and return it promptly in the enclosed, self-addressed envelope. No postage is required if mailed within the United States.

                           CAPITAL CITIES/ABC, INC.

                              77 West 66th Street

                        New York, New York  10023-6298



                                PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Capital Cities/ABC, Inc. (the "Company") of proxies and voting instructions in the accompanying form for use at the Annual Meeting of Shareholders to be held in Studio TV-1 at 7 West 66th Street, New York, New York at 11:00 A.M. on Thursday, May 18, 1995, and at all adjournments thereof. Any shareholder may revoke his proxy at any time prior to the meeting by filing with the Company a written notice to that effect or a duly executed proxy/voting instruction card bearing a date later than his previously executed proxy/voting instruction card, and, in the event that he attends the meeting, he may, if he so desires, vote in person.

The enclosed proxy/voting instruction card also serves as voting instructions to Fidelity Management Trust Company, as Trustee under the Capital Cities/ABC, Inc. Savings & Investment Plan (the "SIP"), for voting of the shares of the Company's common stock equivalent to the value of the interest credited to the account of each member in the SIP as of the record date. The Trustee will vote the number of equivalent shares credited to each member's account as instructed by each member who returns an executed proxy/voting instruction card in a timely manner (prior to May 12, 1995). If a SIP member's executed proxy/voting instruction card is not timely received, the number of equivalent shares credited to that account will not be voted. Any SIP member may revoke his voting instructions prior to May 12, 1995 by filing with the Trustee a written notice to that effect or a duly executed proxy/voting instruction card bearing a date later than his previously executed proxy/voting instruction card.

The shares represented by all proxies and voting instructions delivered pursuant to this solicitation, if not revoked, will be voted at the meeting as directed by the shareholders and the SIP members. The voting instruction of each SIP member is confidential. Neither the Trustee nor the tabulator of the votes at the shareholders meeting, Harris Trust Company of New York, will reveal to the Company how an individual member votes his SIP interest. In addition, the same confidentiality is given to the votes of any shares of the Company's common stock owned by a SIP member outside of the SIP and registered in his own name.

The cost of soliciting proxies and voting instructions will be borne by the Company, which will reimburse brokerage firms, custodians, nominees and fiduciaries for their expenses in forwarding proxy material to the beneficial owners of the Company's common stock. Officers and other employees of the Company may solicit proxies personally and by telephone. In addition, the Company has retained Georgeson & Company Inc. to aid in the solicitation of proxies at a fee of $7,500 plus out-of-pocket expenses.

On all matters that may come before the meeting, each shareholder, or his proxy, will be entitled to one vote for each share of common stock, $.10 par value ("Common Stock"), of which such shareholder was the holder of record on March 29, 1995. On such date there were outstanding and entitled to vote 154,061,655 shares of Common Stock, not including 29,873,305 shares held by the Company as treasury shares.

All disclosure of shares of the Company's Common Stock in this proxy statement reflects the Company's ten-for-one stock split effective June 3, 1994.

The proxy statement and the proxy/voting instruction card are being mailed to shareholders and SIP members on or about March 31, 1995.

                                 ANNUAL REPORT

The Annual Report of the Company for the year ended December 31, 1994, including financial statements, is being mailed to shareholders together with this proxy statement, and to SIP members under separate cover. No part of such annual report shall be regarded as proxy-soliciting material or as a communication by means of which any solicitation is being or is to be made.

                             ELECTION OF DIRECTORS

    It is proposed to elect 14 directors of the Company to hold office for one year and until their successors shall be elected and shall qualify. At the meeting, the persons named in the enclosed proxy/voting instruction card intend to vote the shares covered thereby for the election of the nominees to the Board of Directors named below unless instructed to the contrary. Each nominee is currently a director of the Company.

                                     Director      Principal occupation and business experience
Nominee                         Age   since                 during the past five years
-------                         ---  --------      --------------------------------------------
Robert P. Bauman                 64    1985    Chairman of the Compensation Committee of the Company.
                                                 Chairman, British Aerospace PLC (manufacturer of
                                                 aerospace and other defense systems and commercial
                                                 aircraft) since 1993. Chief Executive of SmithKline
                                                 Beecham p.l.c. (manufacturer of consumer products
                                                 and pharmaceuticals) from 1989 to 1993, and
                                                 Chairman of the Board, Beecham Group p.l.c. prior
                                                 thereto. Director of CIGNA Corporation, Reuters
                                                 Holdings PLC and Union Pacific Corporation.

Nicholas F. Brady                64    1993    Member of the Compensation Committee of the Company.
                                                 Chairman and Chief Executive Officer of Darby
                                                 Overseas Investments, Ltd., Darby Emerging Markets
                                                 Investments LDC and Darby Advisors, Inc.
                                                 (investment firms) since February 1994, November
                                                 1994 and January 1993, respectively. Secretary of
                                                 the United States Department of the Treasury from
                                                 1988 to January 1993. Chairman of the Board of
                                                 Dillon, Read & Co. Inc. (investment banking) prior
                                                 thereto. Director of Amerada Hess Corporation,
                                                 Christiana Companies, Inc., H. J. Heinz Company and
                                                 certain Templeton Investment Companies.

Warren E. Buffett                64    1986    Chairman of the Finance Committee of the Company.
                                                 Chairman of the Board and Chief Executive Officer
                                                 of Berkshire Hathaway Inc. (insurance underwriting,
                                                 newspaper publishing and various manufacturing and
                                                 marketing activities). Director of Berkshire
                                                 Hathaway Inc., The Coca-Cola Company, The Gillette
                                                 Company, Salomon Inc and USAir Group, Inc.

Daniel B. Burke                  66    1967    Member of the Executive and Finance Committees of
                                                 the Company. Retired President, Chief Executive
                                                 Officer and Chief Operating Officer of the
                                                 Company; offices held from 1990 to February
                                                 1994. President and Chief Operating Officer
                                                 prior thereto. Director of Avon Products, Inc.,
                                                 Consolidated Rail Corporation, Morgan Stanley
                                                 Group Inc. and Rohm and Haas Company.

Frank T. Cary                    74    1986    Member of the Audit Committee of the Company.
                                                 Former Chairman of the Board and Chief
                                                 Executive Officer of International Business
                                                 Machines Corporation. Director of Celgene
                                                 Corporation, Cygnus Therapeutic Systems, ICOS
                                                 Corporation, Lincare Holdings Inc. and SPS
                                                 Transaction Services, Inc.

John B. Fairchild                68    1968    Executive Vice President of the Company and
                                                 Chairman of the Company's Fairchild Publications.

                                     Director      Principal occupation and business experience
Nominee                         Age   since                 during the past five years
-------                         ---  --------      --------------------------------------------

Leonard H. Goldenson             89    1986    Chairman of the Executive Committee of the Company.
                                                 Retired Chairman of the Board and Chief Executive
                                                 Officer of American Broadcasting Companies, Inc.

Robert A. Iger                   44    1994    President and Chief Operating Officer of the
                                                 Company.  Executive Vice President, and
                                                 President of the ABC Television Network Group
                                                 from 1993 to September 1994.  President of ABC
                                                 Entertainment prior thereto.

Frank S. Jones                   66    1988    Member of the Audit Committee of the Company.
                                                 Ford Professor of Urban Affairs, Emeritus,
                                                 Massachusetts Institute of Technology since 1992.
                                                 Ford Professor of Urban Affairs at MIT prior
                                                 thereto.  Director of CIGNA Corporation,
                                                 Polaroid Corporation and Scientific Games Holdings
                                                 Corp.

Ann Dibble Jordan                60    1988    Member of the Audit Committee of the Company.
                                                 Former Director of Social Service Department,
                                                 University of Chicago Medical School; former
                                                 Assistant Field Work Professor, University
                                                 of Chicago School of Social Service Admin-
                                                 istration; former Director of Social Service,
                                                 Chicago Lyingin Hospital, University of
                                                 Chicago Medical Center. Director of
                                                 Automatic Data Processing, Inc., Hechinger
                                                 Company, Johnson & Johnson, National Health
                                                 Laboratories Incorporated, Salant
                                                 Corporation and The Travelers Inc.

John H. Muller, Jr.              70    1971    Chairman of the Audit Committee and member of the
                                                 Executive and Compensation Committees of the
                                                 Company. Chairman of the Executive Committee of
                                                 General Housewares Corp. (manufacturer and
                                                 marketer of cookware and cutlery products) since
                                                 1992; Chairman of the Board from 1990 to 1992;
                                                 Chairman of the Board and Chief Executive
                                                 Officer thereof prior thereto. Director of
                                                 General Housewares Corp.

Thomas S. Murphy                 69    1957    Chairman of the Board and Chief Executive Officer
                                                 of the Company. Chairman of the Board from 1990
                                                 to February 1994. Chairman of the Board and
                                                 Chief Executive Officer prior thereto. Member of
                                                 the Executive and Finance Committees of the
                                                 Company. Director of Johnson & Johnson and
                                                 Texaco Inc.

Wyndham Robertson                57    1990    Member of the Audit Committee of the Company. Vice
                                                 President for Communications, The University of
                                                 North Carolina. Director of The Equitable
                                                 Companies Incorporated and Wachovia Bank of North
                                                 Carolina, N.A.

M. Cabell Woodward, Jr.          66    1982    Member of the Executive and Audit Committee of the
                                                 Company. Retired Vice Chairman and Chief
                                                 Financial Officer of ITT Corporation (diversified
                                                 multi-national enterprise). Director of The Black
                                                 & Decker Corporation and Melville Corporation.

Compensation of Directors

Nonemployee directors receive an annual retainer of $30,000 and a fee of $1,000 for each Board and committee meeting attended. Nonemployee directors who retire with at least five years of service on the Board (including service on the Board of American Broadcasting Companies, Inc.) are eligible to receive an annual retirement benefit equal to the cash amount of the annual retainer, which will be paid to the director or the director's surviving spouse for the number of years of Board service by the director.

Meetings and Committees

The Board of Directors had a total of four meetings during 1994. Mr. Goldenson attended fewer than 75% of the total number of meetings of the Board of Directors. The Board of Directors has no Nominating Committee.

The Executive Committee consists of five directors: Mr. Goldenson, Chairman, and Messrs. Burke, Muller, Murphy and Woodward. The committee meets on call or acts by unanimous written consent and has authority to act on most matters during the intervals between Board meetings. All matters approved by the committee during 1994 were by unanimous written consent.

The Audit Committee consists of six nonemployee directors: Mr. Muller, Chairman, and Messrs. Cary, Jones and Woodward and Mses. Jordan and Robertson. The committee reviews and evaluates the scope of the independent audit, internal controls, security procedures, policies as to business ethics and other matters deemed appropriate. There were two committee meetings during 1994.

The Compensation Committee consists of three nonemployee directors: Mr. Bauman, Chairman, and Messrs. Brady and Muller. The committee establishes the compensation structure of the Company and determines the compensation of the executive officers. In so doing, it is empowered to make awards under the Company's Incentive Compensation Plan and the Company's 1991 Stock Option Plan. See the "Report of the Compensation Committee" under "Executive Compensation and Other Information" below for information on the committee's 1994 compensation determinations for executive officers. There were two committee meetings during 1994 and all additional matters approved by the committee during 1994 were by unanimous written consent.

The Finance Committee consists of three directors: Mr. Buffett, Chairman, and Messrs. Burke and Murphy. The committee's primary responsibilities are to review periodically the Company's long-term financial strategies, policies and structure, and to review significant potential corporate acquisitions.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

At February 28, 1995, the only persons, as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, known to the Company to be the beneficial owners of more than 5% of the outstanding Common Stock are:

                                              Common Stock
                                              beneficially        Percent
                                                 owned            of class
                                              -------------       --------
     Berkshire Hathaway Inc.
       1440 Kiewit Plaza
       Omaha, Nebraska 68131................. 20,000,000(1)         12.98

     State Farm Mutual Automobile Insurance
      Company and related entities
       One State Farm Plaza
       Bloomington, Illinois 61710...........  9,041,000(2)          5.87

-----------
(1) Berkshire Hathaway Inc. ("Berkshire") owns these shares through certain of its subsidiaries ("Berkshire Subsidiaries"). Mr. Buffett owns 40.7% of the outstanding stock of Berkshire and therefore may be deemed to control the stock of Berkshire and be the beneficial owner of these 20,000,000 shares. While each of the Berkshire Subsidiaries owning the shares of Common Stock has both voting and investment power with respect thereto, Mr. Buffett, through his stock ownership of Berkshire, may be deemed to be in control of such Berkshire Subsidiaries and therefore to direct the voting and investments of such subsidiaries. However, pursuant to agreements dated March 18, 1985, January 2, 1986 and October 29, 1993 (collectively, the "Stock Purchase Agreement"), Berkshire and each of such Berkshire Subsidiaries executed and delivered to the Company an irrevocable proxy to vote all shares of the Company's Common Stock owned by them, and named as their attorney and proxy Thomas S. Murphy so long as he shall be Chief Executive Officer of the Company, or Daniel B. Burke so long as he shall be Chief Executive Officer of the Company. Such proxies will expire upon such date as neither Mr. Murphy nor Mr. Burke shall be Chief Executive Officer of the Company, or January 2, 1997, whichever shall first occur. Mr. Murphy was Chief Executive Officer of the Company until June 1, 1990, on which date Mr. Burke became Chief Executive Officer of the Company until February 14, 1994, on which date Mr. Murphy resumed the position of Chief Executive Officer. In connection with the irrevocable proxy from Berkshire and the Berkshire Subsidiaries, Mr. Murphy or Mr. Burke may be deemed to have sole voting power but no investment power with respect to the shares covered thereby, and Mr. Buffett may be deemed to have sole investment power but no voting power with respect to such shares. However, Mr. Buffett's investment power may be deemed to be restricted in that, pursuant to the Stock Purchase Agreement, during the period ending on January 2, 1997, neither Berkshire nor any of the Berkshire Subsidiaries may dispose of any Common Stock without first offering such stock to the Company, or knowingly sell any Common Stock to any entity or group if such a sale would give the entity or group more than 5% of all outstanding voting stock of the Company. At the forthcoming Annual Meeting, Mr. Murphy will have the power to vote these shares beneficially owned by Mr. Buffett.

(2) As reported to the Company on a Schedule 13G as of December 31, 1994, State Farm Mutual Automobile Insurance Company and related entities have sole power to vote or to direct the vote and to dispose or to direct the disposition of all of the shares beneficially owned by them.

At February 28, 1995, the following shares of Common Stock, and units under the Company's Incentive Compensation Plan ("Shadow Stock units") were owned by all directors and nominees, each executive officer named in the Summary Compensation Table on page 10, and all directors and executive officers as a group:


                                         Common Stock            Percent       Shadow Stock
                                    beneficially owned (1)       of class     units owned (2)
                                    ----------------------       --------     ---------------
Robert P. Bauman                             2,000 (3)               (4)            -0-
Nicholas F. Brady                            4,000                   (4)            -0-
Warren E. Buffett                       20,000,000 (5)            12.98             -0-
Daniel B. Burke                            428,630 (6)              .28             -0-
Frank T. Cary                                3,000 (3)               (4)            -0-
John B. Fairchild                          131,140 (6)              .09             -0-
Leonard H. Goldenson                        10,000                   (4)            -0-
Robert A. Iger                              12,585 (6)(7)            (4)        145,000
Frank S. Jones                                 250                   (4)            -0-
Ann Dibble Jordan                            1,000                   (4)            -0-
John H. Muller, Jr.                          2,000                   (4)            -0-
Thomas S. Murphy                           999,260 (3)(5)(8)        .65             -0-
Wyndham Robertson                            3,000 (9)               (4)            -0-
M. Cabell Woodward, Jr.                     11,000 (3)               (4)            -0-

Ronald J. Doerfler                         108,020 (3)(6)           .07         110,000
Michael P. Mallardi                         17,719 (6)(7)           .01         120,000
Stephen A. Weiswasser                        7,000 (6)(10)           (4)         80,000
All directors and executive officers
    as a group                          21,899,873 (6)(7)         14.22         810,000

-------------
(1) Each director and executive officer has sole voting and investment power with respect to the shares of Common Stock beneficially owned, except as noted on page 5 regarding Mr. Buffett and Berkshire Hathaway Inc., and as noted in footnotes (7), (9) and (10) below.

(2) See "Incentive Compensation" under "Executive Compensation and Other Information" below for a description of the Shadow Stock units under the Incentive Compensation Plan.

(3) Shares of Common Stock shown do not include the following shares owned by or for the benefit of family members, as to which stock the persons disclaim any beneficial ownership: Mr. Bauman, 4,000; Mr. Cary, 1,020; Mr. Murphy, 420; Mr. Woodward, 5,000; and Mr. Doerfler, 300.

(4)  Less than .01%.

(5) See page 5 regarding Berkshire Hathaway Inc. and the voting of the 20,000,000 shares of Common Stock beneficially owned by Mr. Buffett.

(6) Shares of Common Stock shown include the following shares subject to employee stock options exercisable within 60 days after February 28, 1995:
     Mr. Burke, 54,900; Mr. Fairchild, 7,500; Mr. Iger, 7,500; Mr. Doerfler, 6,250; Mr. Mallardi, 5,000; Mr. Weiswasser, 5,000; and all other executive officers, 22,000.

(7) Includes shares of Common Stock equivalent to the value of the interest credited to the respective participants' accounts in the Savings & Investment Plan. Information with respect to these equivalent shares is as of December 31, 1994.

(8) Does not include 17,390 shares of Common Stock held by a trust for the benefit of a non-family member, with respect to which stock Mr. Murphy, in his capacity as trustee, shares voting power and investment power (which may be exercised by him only with the approval of another trustee) but as to which Mr. Murphy disclaims any beneficial ownership.

(9) These shares of Common Stock are held by a trust of which Ms. Robertson is beneficiary, but with respect to which stock she has no voting power or investment power.

(10) Mr. Weiswasser shares with his wife voting and investment power with respect to 2,000 shares of Common Stock he beneficially owns.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Report of the Compensation Committee

The Compensation Committee of the Board of Directors (the "Committee") is responsible for determining the compensation of the key executive officers. Set forth below are the factors and criteria used by the Committee in establishing that compensation.

Compensation of All Executive Officers. In order to achieve the best corporate performance, the Company must be able to attract, motivate and retain persons of outstanding talent and ability who will make a substantial contribution to the growth and success of the Company and its subsidiaries. The Committee endeavors to reach this goal by providing executive officers with competitive compensation programs of salary and bonus, and by linking long-term incentive compensation to the growth of the market price of the Company's Common Stock, thereby aligning the interests of executive officers and all shareholders. The Committee also endeavors to provide an executive officer compensation package that recognizes individual contributions as well as corporate results.

In the Committee's establishment of the Company's compensation structure, it reviews in detail the compensation of the nine most highly compensated executive officers, including the individuals whose compensation is detailed in this proxy statement, and sets policies for and reviews in general the compensation of approximately 50 other members of senior management. These reviews are designed to ensure consistency for all key executives throughout the compensation program.

The Committee reviews the total compensation package for the Company's key executives, such total compensation package consisting of two basic elements--annual compensation and long-term incentive compensation. In setting executive officers' total compensation package the Committee does not use a precise formula that would "peg" the executive officers' compensation at an exact level of comparability with executives at other companies. However, in establishing the executives' total compensation package the Committee looks to the competitive marketplace for executive talent, with specific comparative reference to executives in similar positions as provided by the 1994 Towers Perrin Media Industry Compensation Survey (which includes the companies in the stock performance graphs on page 15) and the 1994 Towers Perrin Entertainment Industry Survey. These surveys are widely used by media and entertainment businesses, respectively, for comparisons of executive compensation. The Committee places the Company's executives' base salaries in the median of the comparative scale of base salaries of executives in similar positions as set forth in each of these surveys, and the Company's "at risk" bonuses and long-term incentive awards at the higher end of the comparative scale when the Company, the operating unit and the individual have met certain generalized performance targets as judged by the Committee. For each executive's total compensation package, the Committee provides a level of compensation that, in a comparison with other companies, is in the middle range or higher depending upon performance.

Annual compensation. The annual compensation package is also divided into two parts--base salary and annual bonus. Base salary of an executive officer is determined subjectively and is not subject to specific measurable factors and criteria but rather the Committee's general assessment of the responsibilities of the position held, the experience of the individual, and the executive's performance in his job. In setting executive officers' base salaries, the Committee compares executive salaries as set forth in the preceding paragraph.

The annual bonus of an executive officer is dependent upon individual and Company performance, and for an executive officer with responsibilities in a particular operating unit of the Company, the performance of that operating unit. The business performance measures that are considered in establishing annual bonuses are the overall operating income and net income of the Company, and with respect to individual operating units, operating income, cost performance compared to the annual budget and the prior year, market and audience shares and long-term strategic growth and market position. Performance evaluations are made annually, and adjustments are made where warranted; adjustments also take into account new responsibilities of an executive. The Committee's annual performance evaluation of each executive is subjective, and not based upon an exact formula for determining the relative importance of each of the factors considered, nor is there a precise measure of how each of the individual factors relates to the Committee's determination of each executive's ultimate annual compensation.

Long-term incentive compensation. The "at risk" long-term incentive compensation is also divided into two parts--awards under the Incentive Compensation Plan and awards of stock options. These awards are designed to provide a greater community of interest between the Company's shareholders and key employees through gains in the price of the Common Stock over an extended period, and to encourage such employees to remain in the employ of the Company. Long-term incentive compensation awards have historically represented the largest portion of executive officers' overall compensation. Long-term incentive compensation awards are dependent upon the Committee's general assessment of the responsibilities of the position held, individual and Company performance, and for an executive officer with responsibilities in a particular operating unit of the Company, the performance of that operating unit. The performance measures that are considered in establishing these long-term incentive compensation awards are the overall operating income and net income of the Company, and with respect to individual operating units, operating income, cost performance compared to the annual budget and the prior year, market and audience shares and long-term strategic growth and market position. The Committee's performance evaluation for long-term compensation awards purposes is subjective, and not based upon an exact formula for determining the relative importance of each of the factors considered, nor is there a precise measure of how each of the individual factors relates to the Committee's determination of each executive's ultimate long-term compensation awards. In the Committee's periodic determination of awards under the Incentive Compensation Plan and awards of stock options to individual executives, the Committee decides on a case-by-case basis also taking into consideration the amount and terms of Incentive Compensation Plan awards and stock option awards the executive has at that time.

The Committee grants "units" under the Incentive Compensation Plan to executive officers and other key employees of the Company. Each unit bears a value equal to the excess of the market price of one share of the Company's Common Stock over a specified dollar floor, plus an interest component. These awards have been granted historically to executive officers and other key employees approximately every two and one-half years. Each recipient of such an award gains vested rights in the award on a graduated basis over the five-year period of employment following the grant, and an award recipient is only entitled to the annually credited interest on that award upon completion of the full five-year period of employment. Awards are paid after those five years in cash or in part in Common Stock, at the discretion of the Committee. The latest Incentive Compensation Plan was approved by shareholders in 1988, with shareholder approval in 1993 of additional units authorized for granting thereunder.

The Committee also grants options to executive officers and other key employees of the Company under the shareholder-approved 1991 Stock Option Plan. All options presently outstanding permit each recipient to exercise an option commencing one year after grant and then only in cumulative annual portions at the rate of 25% of the total number of shares subject to the option. The exercise price of an option is equal to the market price of the Common Stock on the date of grant.

Compensation of the Current and Former Chief Executive Officers. On February 14, 1994 Mr. Murphy was elected Chairman and Chief Executive Officer, upon the retirement of Mr. Burke as President, Chief Executive Officer and Chief Operating Officer (Mr. Murphy had been Chairman of the Board from June 1990 to February 14, 1994, and Chairman and Chief Executive Officer prior thereto). Mr. Murphy's 1994 salary as Chief Executive Officer as set forth in the Summary Compensation Table on page 10, commenced on March 1, 1994 and was established by the Committee in December 1993, and his 1994 bonus was established by the Committee in December 1994. Mr. Burke's Chief Executive Officer compensation for the first two months of 1994, as set forth in the Summary Compensation Table on page 10, was determined by the Compensation Committee in December 1993. The compensation of each respective Chief Executive Officer during 1994 was determined subjectively. The Committee did not base the Chief Executive Officer salary of either Mr. Murphy or Mr. Burke upon specific, individually calculable performance measures, nor upon a precise level of comparability with Chief Executive Officers of other companies, but generally established its salary decisions upon figures compiled by management that compared salaries of Chief Executive Officers of other advertiser-supported media and entertainment companies (CBS Inc., Dow Jones & Company, Inc., Gannett Co., Inc., Tribune Company and The Washington Post Company) as set forth in the stock performance graphs on page 15, plus The Walt Disney Company, Paramount Communications Inc. (in December 1993), Tele-Communications, Inc., Time Warner Inc. and Viacom Inc. In establishing Mr. Murphy's 1994 Chief Executive Officer salary and his
1994 bonus, and Mr. Burke's 1994 Chief Executive Officer salary and his

1993 bonus, the Committee provided to each respective person total compensation packages in the middle range of comparability with the then-current information of the other companies mentioned above.

Mr. Murphy's 1994 salary as Chief Executive Officer was established by the Committee in December 1993, and was an increase over his former salary to reflect his increased responsibilities. The Committee's determination of this new salary was based upon the Committee's subjective consideration of Mr. Murphy's outstanding business record when he had been Chairman and Chief Executive "fficer prior to June 1990, and his leadership as Chairman of the Board from June 1990 to February 1994. The Committee also recognized that for 1993 and 1992 Mr. Murphy had, at his request to the Committee, received no bonuses.

The Committee's determination of Mr. Murphy's 1994 bonus and stock option grant in December 1994 was not based upon specifically calculable performance measures but upon the general assessment of the Company's performance under Mr. Murphy's guidance since he reassumed the position of Chief Executive Officer in February 1994. The Committee's subjective decision was not based upon an exact formula for determining the relative importance of each of the factors considered, nor was there a precise measure of how the individual factors related to the Committee's determination of Mr. Murphy's ultimate compensation. The performance criteria considered in the Committee's evaluation of Mr. Murphy for the determination of his 1994 bonus were: the Company's operating income for 1994 was a record $1,239,000,000, an increase of 44% over 1993 on a 12% revenue gain to $6,379,000,000, and 1994 income per share on a comparable basis before an extraordinary charge in 1993 was a record $4.42, an increase of 55% from 1993; revenue and operating income in 1994 were favorable compared to the annual budget; and market and audience shares for most of the Company's operating units grew or were maintained in 1994.

Mr. Burke's January and February 1994 salary as Chief Executive Officer was determined by the Committee in December 1993, and was based upon a decision to continue his 1993 salary with no increase for the short period in 1994 during which he would serve as Chief Executive Officer. Mr. Burke's 1994 bonus was determined by the Committee in December 1994 and was based upon its general assessment of the Company's performance in 1994, as set forth above, and the Committee's subjective determination that, since his retirement as Chief Executive Officer in February 1994, Mr. Burke had made a major contribution of advice and assistance to the current Chief Executive Officer.

For Mr. Murphy as Chief Executive Officer, and for Mr. Burke while he was Chief Executive Officer, as for all executive officers, the largest portion of total compensation is comprised of performance-based variable elements. The Committee intends to continue this link between executive compensation and performance.

Other Compensation Matters. Section 162(m) of the Internal Revenue Code generally disallows an income tax deduction to public companies for compensation over $1,000,000 paid in a year to any one of the Chief Executive Officer or the four most highly compensated other executive officers, to the extent that this compensation is not "performance based" within the meaning of Section 162(m). While a portion of the current annual compensation of certain of the named executive officers would appear not to qualify for deductibility, the Committee believes that recent grants under the Company's long-term incentive plans will result in such grants being treated as performance-based compensation within the meaning of Section 162(m). It is the Committee's intention that, under normal circumstances, future grants under the Company's long-term incentive plans to those persons whose compensation would be subject to the application of Section 162(m) will be made with the limitation of that section in mind.

For shareholder assistance in a review of the Company's historical performance, a ten-year performance comparison chart is presented in conjunction with the five-year performance comparison chart on page 15. The Committee believes that both comparisons are useful in understanding the Company's total shareholder return. The ten-year performance comparison was not considered by the Committee in its 1994 compensation decisions.

                                             The Compensation Committee:
                                             Robert P. Bauman,  Chairman
                                             Nicholas F. Brady
                                             John H. Muller, Jr.

Summary of Cash and Certain Other Compensation

The following table sets forth information with respect to the 1994 compensation of the current and former Chief Executive Officers and the four most highly compensated other executive officers of the Company at December 31, 1994, in comparison with their compensation for 1993 and 1992.

                          SUMMARY COMPENSATION TABLE

                                                                                           Long-term
                                                                                          compensation
                                                                                   -------------------------
                                                                                   Securities
                                                  Annual compensation                 under-    Long-term
Name and                                 ---------------------------------------      lying     incentive
principal position                                                 Other annual      options      plan             All other
at December 31, 1994              Year   Salary($)     Bonus($)   compensation(1)      (#)      payouts ($)      compensation($)
--------------------              ----   --------      --------   ---------------  ----------  -------------     ---------------
Thomas S. Murphy                  1994   $709,200      $550,000    $102,279         100,000    $6,639,183(2)     $179,631(3)
Chairman of the Board             1993    505,000          -0-       81,056            -0-           -0-           70,439(3)
and Chief Executive               1992    505,000          -0-       63,674            -0-      2,310,172(4)       70,553(3)
Officer

Daniel B. Burke                   1994    342,500(5)    250,000         -              -0-      1,659,796(2)       82,965(3)
Former President, Chief           1993    555,000       600,000         -              -0-           -0-          164,689(3)
Executive Officer and             1992    555,000       330,000         -           100,000     2,310,172(4)      125,653(3)
Chief Operating Officer

Robert A. Iger                    1994    742,300       475,000         -            50,000          -0-           18,381(7)
President and Chief               1993    625,000       325,000         -            30,000       435,978(6)       15,625(7)
Operating Officer                 1992    575,000       250,000         -              -0-           -0-           14,376(7)

Ronald J. Doerfler                1994    500,000       475,000         -              -0-           -0-          138,427(3)
Senior Vice President and         1993    450,000       400,000         -            25,000     1,185,132(8)      120,464(3)
Chief Financial Officer           1992    450,000       330,000         -              -0-           -0-          110,427(3)

Michael P. Mallardi               1994    500,000       450,000         -              -0-           -0-           12,499(7)
Senior Vice President,            1993    465,000       400,000         -            20,000     1,185,132(8)       11,626(7)
and President of                  1992    465,000       315,000         -              -0-           -0-           11,626(7)
Broadcast Group

Stephen A. Weiswasser             1994    450,000       390,000         -              -0-           -0-          118,852(3)
Senior Vice President,            1993    420,000       350,000         -            20,000       888,849(8)      108,864(3)
and President of                  1992    420,000       290,000         -              -0-           -0-           94,477(3)
Multimedia Group

---------------
(1) Except for the amounts set forth for Mr. Murphy, none of the executives received perquisites or other personal benefits in an amount of $50,000 or greater. The amounts reported for Mr. Murphy include $83,000, $61,000 and $49,000 for financial planning services in 1994, 1993 and 1992, respectively.

(2) These awards under the Incentive Compensation Plan were made in January 1989, became fully vested in December 1993, and an award was paid in full to Mr. Murphy in January 1994 and a 25% installment was paid to Mr. Burke in January 1994.

(3) This amount was allocated under the Company's Employee Profit Sharing Plan (the "Profit Sharing Plan") and the Company's Supplemental Profit Sharing Plan. The Supplemental Profit Sharing Plan provides to eligible participants those amounts that would have been allocated to them under the Profit Sharing Plan but for the limitations of: (i) Internal Revenue Code
     Section 415--which imposes a limit on the amount of Company contributions that may be allocated for the benefit of any Profit Sharing Plan participant for any year; and (ii) Internal Revenue Code Section 401(a)(17)--which provides that no more than a given amount of any participant's compensation can be taken into account under the Profit Sharing Plan for a particular year. For 1994 that amount was $150,000; for 1993 that amount was $235,840; and for 1992 that amount was $228,860.

(4) Under supplementary compensation agreements entered into with Mr. Murphy and Mr. Burke in 1977, benefits became fully vested in 1981, and each elected to defer receipt of his benefits until the year following the year of his termination of employment. Interest was earned on these vested benefits. In 1992, the Board of Directors amended these agreements, providing for the payment in December 1992 of the vested benefits and the earned interest.

(5) Following Mr. Burke's retirement as President, Chief Executive Officer and Chief Operating Officer in February 1994, he has continued as an employee of the Company to provide assistance and advice to Mr. Murphy as the current Chief Executive Officer, in which capacity Mr. Burke is being compensated at an annual rate of $300,000 and receives all standard employee benefits.

(6) This amount consists of: (i) $148,142, representing an award under the Incentive Compensation Plan that was made in July 1988, became fully vested in June 1993, and was paid in December 1993; and (ii) $287,836, representing an award under the same plan that was made in October 1988, became fully vested in September 1993, and was paid in December 1993.

(7) This amount was the Company's matching contribution under the Savings & Investment Plan, a qualified defined contribution retirement plan under
     Section 401(k) of the Internal Revenue Code, including the Company's matching contribution under the Company's Benefit Equalization Plan. See "Retirement Benefits" below.

(8) This award under the Incentive Compensation Plan was made in July 1988, became fully vested in June 1993, and was paid in December 1993.

Retirement Benefits

Individuals who become employees of the Company subsequent to 1988, and employees of American Broadcasting Companies, Inc. ("ABC") and those of other subsidiaries and divisions of the Company that were previously a part of or affiliates of ABC, are entitled upon retirement to receive benefits under the Company's Retirement Plan, as provided for therein. The following table sets forth estimated annual pensions pursuant to the terms of the Retirement Plan, including amounts attributable to the Benefit Equalization Plan (the "BEP") based on indicated levels of average annual compensation assuming retirement at age 65.

                             RETIREMENT PLAN TABLE

 Average annual                   Estimated annual pension based on
 compensation on                  years of credited service indicated
 which retirement     ----------------------------------------------------------
benefits are based    15 years  20 years  25 years  30 years  35 years  40 years
------------------    --------  --------  --------  --------  --------  --------
$      200,000        $ 45,084  $ 60,112  $ 75,140  $ 90,168  $105,196  $121,196
       250,000          57,084    76,112    95,140   114,168   133,196   153,196
       300,000          69,084    92,112   115,140   138,168   161,196   185,196
       350,000          81,084   108,112   135,140   162,168   189,196   217,196
       450,000         105,084   140,112   175,140   210,168   245,196   281,196
       550,000         129,084   172,112   215,140   258,168   301,196   345,196
       650,000         153,084   204,112   255,140   306,168   357,196   409,196
       800,000         189,084   252,112   315,140   378,168   441,196   505,196
       950,000         225,084   300,112   375,140   450,168   525,196   601,196
     1,100,000         261,084   348,112   435,140   522,168   609,196   697,196
     1,300,000         309,084   412,112   515,140   618,168   721,196   825,196
     1,500,000         357,084   476,112   595,140   714,168   833,196   953,196

Compensation for pension purposes under the Retirement Plan consists of the participant's wages, before giving effect to any elections by participants to reduce their taxable compensation and have contributions made under the Savings & Investment Plan (the "SIP") and other Company benefit programs in the amount of such reductions, but excluding reimbursements and other expense allowances, fringe benefits, amounts credited or paid under any welfare plan, restricted stock awards, stock option income, and special bonuses paid to employees who are treated as highly compensated employees for federal income tax purposes. Estimated annual pensions have been computed on the basis of straight life annuity amounts, and are not reduced by Social Security benefits. The BEP provides to eligible participants those amounts that would have been allocated to them under the SIP or accrued for their benefit under the Retirement Plan or the Company's Supplemental Pension Plan but for the limitations of: (i) Internal Revenue Code Section 415--which imposes a limit on the amount of Company contributions that may be allocated to the account of any SIP participant for any year and limits the amount that may be accrued for the benefit of any Retirement Plan or Supplemental Pension Plan participant for any year; and (ii) Internal Revenue Code Section 401(a)(17)--which provides that no more than a given amount of any participant's compensation can be taken into account in computing SIP, Retirement Plan or Supplemental Pension Plan benefits for a particular year. For 1995 that amount is $150,000. Mr. Iger and Mr. Mallardi participate in the Retirement Plan and are presently credited for pension purposes with 19 and 26 years of service, respectively.

Messrs. Murphy, Burke, Doerfler and Weiswasser are covered under the Supplemental Pension Plan. The normal retirement benefit formula of the Supplemental Pension Plan (taking into account the BEP) is the same as the normal retirement benefit formula of the Retirement Plan (taking into account the BEP), as set forth in the Retirement Plan Table above. However, a participant's retirement benefit under the Supplemental Pension Plan is offset by the amount of his benefit under the Profit Sharing Plan and the Supplemental Profit Sharing Plan. It is estimated that the following annual benefits would be payable under the Supplemental Pension Plan (including amounts attributable to the BEP), based upon a retirement at normal retirement age 65 or current age if greater, after the Profit Sharing Plan and the Supplemental Profit Sharing Plan offsets are taken into account: Mr. Murphy, $218,789; Mr. Burke, $99,016; Mr. Doerfler, $244,166; and Mr. Weiswasser, $4,608.

The BEP and the Supplemental Profit Sharing Plan provide that each participating employee would be entitled to receive immediate payment of his benefits upon the occurrence of an OAccelerating EventO. An Accelerating Event shall be deemed to have occurred if (i) any person or group, other than Berkshire and the Berkshire Subsidiaries, shall have acquired beneficial ownership of 20% or more of the outstanding Common Stock, or if Berkshire and the Berkshire Subsidiaries shall have acquired beneficial ownership of more than 30% of the outstanding Common Stock; (ii) more than 50% of the membership of the Board of Directors shall have been replaced without the approval of a majority of the incumbent Directors; or
(iii) the shareholders of the Company shall have approved a complete reorganization, merger or consolidation, liquidation or dissolution of the Company, or the sale or other disposition of all or substantially all of the assets of the Company, other than in certain specified circumstances which do not constitute a change in control of the management or the equity ownership of the Company. See "Security Ownership of Certain Beneficial Owners and Management" above.

Upon the occurrence of an Accelerating Event, all benefits under the BEP and the Supplemental Profit Sharing Plan would be deemed to be fully vested and nonforfeitable and each participant would be entitled to receive immediate payment of his benefits thereunder in a single lump-sum distribution. This provision and similar provisions in the Incentive Compensation Plan and the 1991 Stock Option Plan are designed to ensure that, notwithstanding the occurrence of an Accelerating Event, the Company's management and employees would receive the benefits previously awarded to them. See "Incentive Compensation" and "Stock Options" below.

Incentive Compensation

The following table provides information concerning awards made in 1994 to the named executives under the Incentive Compensation Plan. As provided in this plan, each unit bears a value equal to the excess of the market price of one share of Common Stock as at the earlier of the date of the employee's termination of employment or the fifth anniversary of the date of grant of the unit to him, over a specified dollar floor. Each employee's units are credited with 6% interest for the portion of the year during which his units were outstanding, computed on the basis of the fair market value of the Common Stock in excess of the specified dollar floor at December 31 of the year for which the computation was made. An employee gains vested rights in his units on a graduated basis over the five-year period following the grant of the units to him. However, he only becomes entitled to the accumulated interest credits upon completion of the full five-year period of employment from the date of the grant. An employee's vested benefits may be paid to him in a lump sum or in installments following his completion of the vesting period or, if he so elects, payment of such amounts can be deferred until after termination of his employment. Unpaid benefits earn interest at 75% of prime rate. At the discretion of the Compensation Committee of the Board of Directors, benefits may be paid in whole or in part in shares of Common Stock. The units granted in 1994 in the following table have a $50 floor for Mr. Iger and $55 floor for each of the others.

                    LONG-TERM INCENTIVE PLAN AWARDS IN 1994

                                          Period until
                               Number of   maturation
Name                           units (#)    of grant
----                           ---------  ------------
     Thomas S. Murphy               -0-
     Daniel B. Burke                -0-
     Robert A. Iger               50,000   5 years
     Ronald J. Doerfler           30,000   5 years
     Michael P. Mallardi          30,000   5 years
     Stephen A. Weiswasser        20,000   5 years

The Incentive Compensation Plan provides that, upon the occurrence of an Accelerating Event (see "Retirement Benefits" above), all benefits with respect to units which had not yet vested under the five-year graduated schedule would be deemed to be fully vested and nonforfeitable (the "Accelerated Units"). The amount of benefits which an employee would receive with respect to his Accelerated Units would be equal to the excess of the "Accelerating Event fair market value" of one share of Common Stock over its specified dollar floor, rather than the market price valuation applicable to vested units. "Accelerating Event fair market value" would be the higher of (i) the highest reported principal securities exchange-reported market price of a share of Common Stock during the 60-day period prior to the occurrence of the Accelerating Event and
(ii) if the Accelerating Event occurs as a result of any transaction other than a change in more than 50% of the membership of the Board of Directors without the approval of a majority of the incumbent directors, the highest price per share of Common Stock paid in such transaction or series of transactions. Each employee would be entitled to receive immediate payment of his benefits under the Incentive Compensation Plan (whether accruing from vested units or Accelerated Units), as well as the accumulated interest credits with respect to his units, in a single lump-sum distribution in cash.

Stock Options

The following table sets forth information on stock options awarded in 1994 under the 1991 Stock Option Plan. These options awarded are nonqualified options, and upon exercise the Company will be entitled to an income tax deduction and the employee will have taxable ordinary income equal to the excess of the fair market value of the shares acquired over the option exercise price. In accordance with the provisions of the 1991 Stock Option Plan, unless an Accelerating Event occurs (see "Retirement Benefits" above), the options may not be exercised earlier than one year from the grant date, and are exercisable in cumulative annual portions at the rate of 25% of the total number of shares subject to the options. The options shall be exercisable in full if an Accelerating Event occurs more than six months after the grant date. The 1991 Stock Option Plan also provides that options may be exercised within three months after an optionee's termination of employment (or within 12 months after that date if the optionee's termination of employment was on account of his death or disability), but only to the extent the options are otherwise exercisable on the date of termination. The 1991 Stock Option Plan further provides that the exercise price of an option may be paid, at the optionee's election, either in cash or by his delivery of shares of Common Stock previously held by him at their fair market value. In the table below, the amounts shown as "potential realizable value" are based on arbitrarily assumed annualized rates of Common Stock price appreciations of five percent and ten percent over the full term of the options, as required by Securities and Exchange Commission regulations. Actual gains, if any, upon option exercise will depend on the fair market value of the Common Stock on the date of exercise.

                            OPTIONS GRANTED IN 1994

                                            Individual grant                             Potential realizable
                    ----------------------------------------------------------              value at assumed
                      Number of                                                          annual rates of stock
                      securities                                                           price appreciation
                      underlying     % of total options  Exercise                           for option term
                       options          granted to       price ($)  Expiration          -------------------------
Name                 granted (#)     employees in 1994   per share     date                 5% ($)     10% ($)
----                ------------     -----------------   ---------  ----------          -------------------------
Thomas S. Murphy       100,000             38%             $83.00     12/19/00          $2,823,000   $6,403,956
Daniel B. Burke            -0-
Robert A. Iger          50,000             19%              77.00     10/19/04           2,421,244    6,135,908
Ronald J. Doerfler         -0-
Michael P. Mallardi        -0-
Stephen A. Weiswasser      -0-

The following table provides information concerning stock options exercised in 1994 under the Employee Stock Option Plan (the "ESO Plan"), and stock options held at year-end under the ESO Plan and the 1991 Stock Option Plan, by the named executives. All options outstanding under the ESO Plan (which plan was adopted in 1981) are fully exercisable. Value realized for stock options exercised represents the difference between the market price of the Common Stock on the date of exercise and the exercise price of such options. Value of "in-the-money" outstanding stock options represents the spread between the exercise price of such options and the closing price of the Common Stock on December 31, 1994. These values, unlike the amount set forth in the column headed "Value realized", have not been realized. Actual gains, if any, upon option exercise will depend on the fair market value of the Common Stock on the date of exercise. "Unexercisable" options are those that are not able to be exercised in whole or in part because they have not been held long enough to meet the vesting requirements set forth in the option plan.

 AGGREGATED OPTION EXERCISES IN 1994 AND OPTION VALUES AS OF DECEMBER 31, 1994

                                                               Number of                    Value of
                                                          securities underlying            unexercised
                                                              unexercised                 in-the-money
                                                              options at                   options at
                            Shares                        December 31, 1994 (#)       December 31, 1994 ($)
                         acquired on      Value         --------------------------  --------------------------
Name                     exercise (#)   realized ($)    exercisable  unexercisable  exercisable  unexercisable
----                     ------------  -------------    -----------  -------------  -----------  -------------
Thomas S. Murphy              13,400       $841,520            -0-        100,000          -0-     $  225,000
Daniel B. Burke                8,500        533,800         54,900         50,000   $2,128,899      1,802,500
Robert A. Iger                   -0-                         7,500         72,500      163,313        902,438
Ronald J. Doerfler               -0-                         6,250         18,750      136,094        408,281
Michael P. Mallardi              -0-                         5,000         15,000      108,875        326,625
Stephen A. Weiswasser            -0-                         5,000         15,000      108,875        326,625

Five-Year and Ten-Year Performance Comparisons

The following graphs compare the cumulative total shareholder returns on the Company's Common Stock, the Standard & Poor's Composite Index of 500 Stocks, and the capital stocks of a representative group of advertiser-supported media and entertainment companies (CBS Inc., Dow Jones & Company, Inc., Gannett Co., Inc., Tribune Company and The Washington Post Company). The year-end values of each investment are based on share price appreciation plus dividends, with the dividends reinvested at the ex-dividend date for each quarter.

                      FIVE-YEAR CUMULATIVE TOTAL RETURNS
                  Value of $100 Invested on December 31, 1989

                             [GRAPH APPEARS HERE]

                             12/31/89  12/31/90  12/31/91  12/31/92  12/31/93  12/31/94
Capital Cities/ABC, Inc.       $100       $81      $ 77     $ 90      $110      $152
S&P 500 Index                   100        97       126      136       150       152
Representative group            100        82        91      107       135       128

                       TEN-YEAR CUMULATIVE TOTAL RETURNS
                  Value of $100 Invested on December 31, 1984

                             [GRAPH APPEARS HERE]

                               1984   1985   1986   1987   1988   1989   1990   1991  1992   1993   1994
Capital Cities/ABC, Inc.       $100   $137   $163   $210   $221   $344   $280   $264  $310   $378   $521
S&P 500 Index                   100    132    156    164    191    252    244    319   343    377    382
Representative group            100    141    168    189    192    235    193    215   252    316    300

          PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors is seeking shareholder ratification of the appointment of Ernst & Young LLP as its independent auditors for 1995.

The Audit Committee of the Board of Directors has reviewed and evaluated all relevant criteria in assessing the performance of Ernst & Young LLP, such as the quality of its audit work, its knowledge of the industry and the Company's affairs, its understanding of the Company's system of operational autonomy, the availability of its professional advice on a timely basis, and the reasonableness of its fees. Based upon such review and evaluation, the engagement of Ernst & Young LLP as independent auditors has been approved. If shareholders do not ratify the appointment of Ernst & Young LLP, the appointment of independent auditors will be reconsidered by the Audit Committee. Even if the appointment is ratified, the Audit Committee in its discretion may nevertheless appoint another firm of independent auditors at any time during the year if the Audit Committee determines that such a change would be in the best interests of the shareholders and the Company.

Ernst & Young LLP has audited the Company's financial statements annually since 1968. A representative of Ernst & Young LLP is expected to attend the shareholders meeting, and will have the opportunity to make a statement if he desires to do so and will be able to respond to appropriate questions from shareholders.

The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP.

      SHAREHOLDER PROPOSAL CONCERNING DIRECTORS' MINIMUM STOCK OWNERSHIP

The Company has been informed that Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, the owner of 100 shares of Common Stock, intends to propose at the meeting the adoption of the following proposal:

Shareholder Proposal

Resolved: That the shareholders of Capital Cities/ABC assembled in annual meeting in person and by proxy, hereby recommend that the Board of Directors take the necessary steps to require all members of the Board of Directors to own a minimum of 1,000 shares (after the stock split) of voting stock in Capital Cities/ABC.

"Reasons: Stock ownership by directors makes them partners with other shareholders.

"Certainly 1,000 shares (after the stock split) is a reasonable minimum amount for ALL directors to own in view of the director fees and perks they receive.

"We congratulate the Company on the recent stock split.

"Last year the owners of 1,000,230 shares, representing approximately 8% of shares voting, voted FOR this proposal.

"If you AGREE, please mark your proxy FOR this proposal."

The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

Requiring all directors to own a predetermined number of Company shares would not improve the quality of the Board of Directors and could be counterproductive. The Company looks for experience, ability and judgment in selecting candidates to recommend to shareholders for election to the Board of Directors. The ownership of stock would not enhance the qualifications of a candidate, nor affect the performance of such person as a director. To impose a stockholding requirement could limit the Company's ability to obtain the services of the best qualified persons as directors.

The Board of Directors therefore recommends a vote AGAINST this proposal.

                 DIRECTORS' AND OFFICERS' LIABILITY INSURANCE

On February 1, 1995, the Company renewed its directors' and officers' liability insurance policy with Federal Insurance Company for a one-year period at a total cost of $300,000. The policy insures up to an aggregate of $10,000,000 (a) the directors and officers of the Company and its subsidiaries and officers of certain divisions thereof against certain losses from claims against them in their capacities as directors and officers to the extent such losses are not indemnified by the Company or such subsidiaries and (b) the Company and such subsidiaries to the extent they indemnify such directors and officers for losses as permitted under applicable law. No payments have been made by the insurance company under this policy or the prior policies as of the date hereof.

                       VOTE REQUIRED AND OTHER BUSINESS

Directors will be elected by a plurality of the votes cast at the shareholders meeting. Approval of each other matter will require the affirmative vote of a majority of the votes cast thereon, for which purpose only those votes cast "for" or "against" will be included. On all matters to come before the meeting, abstentions and broker non-votes will not be considered as votes cast, and will be counted only for purposes of determining whether a quorum is present at the meeting.

The Company has been notified that a shareholder intends at the shareholders meeting to introduce two proposals that are not required to be included in this proxy statement in accordance with regulations of the Securities and Exchange Commission. If such shareholder proposals should properly come before the meeting, the shares represented by the proxies solicited hereby will not be voted with respect to such proposals, and approval of such matters will require the affirmative vote of a majority of the votes cast thereon by shares otherwise represented by persons in attendance at the meeting. As of the date of this proxy statement, management knows of no other business that it intends to present or that others will present at the meeting. If any other business should properly come before the meeting, the shares represented by proxies and voting instructions solicited hereby will be voted in accordance with the best judgment of the persons named in the enclosed proxy/voting instruction card to the extent permitted by the regulations of the Securities and Exchange Commission.

                            ADDITIONAL INFORMATION

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own beneficially more than 10% of the Common Stock, to file reports of ownership and changes in ownership of the Common Stock with the Securities and Exchange Commission and the New York Stock Exchange. The Company is required by regulations of the Securities and Exchange Commission to identify anyone who did not timely file a required report. President and Chief Operating Officer, and director, Robert A. Iger filed (i) a late report to reflect the previously overlooked automatic exercise, pursuant to the Company's Employee Stock Purchase Plan, of an option that he had acquired prior to the date he became a Section 16(a) reporting person, and which automatic exercise occurred 18 days after he became an executive officer in 1993, and (ii) a late report to disclose a division of marital property in 1994 involving shares of Common Stock, without any exchange of consideration.

                          1996 SHAREHOLDER PROPOSALS

Shareholders are entitled to submit proposals on matters appropriate for shareholder action consistent with regulations of the Securities and Exchange Commission. In order for shareholder proposals for the 1996 Annual Meeting of Shareholders to be eligible for inclusion in the Company's proxy statement, they must be received by the Secretary of the Company at the Company's principal executive offices not later than December 4, 1995.

                      By Order of the Board of Directors,

                                        Philip R. Farnsworth
                                              Secretary

March 31, 1995

                       LOGO   printed on recycled paper

                                                                PROXY/VOTING
                                                                INSTRUCTION CARD

                            CAPITAL CITIES/ABC, INC.
        PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 18, 1995
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  THE UNDERSIGNED HEREBY APPOINTS THOMAS S. MURPHY, RONALD J. DOERFLER AND PHILIP R. FARNSWORTH, AND EACH OF THEM, WITH ALL THE POWERS WHICH THE UNDERSIGNED WOULD HAVE, IF PERSONALLY PRESENT THEREAT, TO VOTE WITH RESPECT TO ALL SHARES REGISTERED IN THE NAME OR CREDITED TO THE ACCOUNT OF THE UNDERSIGNED UPON ALL MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR ADJOURNMENTS THEREOF, INCLUDING THE MATTERS DESCRIBED IN THE PROXY STATEMENT FURNISHED HEREWITH, SUBJECT TO ANY DIRECTIONS INDICATED ON THE REVERSE SIDE HEREOF.

  THIS CARD ALSO PROVIDES VOTING INSTRUCTIONS TO THE TRUSTEE, FIDELITY MANAGEMENT TRUST COMPANY, FOR THE CAPITAL CITIES/ABC, INC. SAVINGS & INVESTMENT PLAN (THE "SIP") FOR THE NUMBER OF EQUIVALENT SHARES CREDITED TO THE ACCOUNT OF THE UNDERSIGNED, IF ANY, IN THE SIP, AS MORE FULLY DESCRIBED ON PAGE 1 OF THE ACCOMPANYING PROXY STATEMENT.


                 PLEASE MARK, DATE AND SIGN ON THE REVERSE SIDE

                           CAPITAL CITIES/ABC, INC.
  PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.  LOGO

 [                                                                            ]


                                     1995

                                       P

                                       R

                                       O

                                       X

                                       Y

                                                   For All
1. Election of Directors--         For   Withheld   Except
   Nominees: R. P. Bauman, N.      [_]      [_]      [_]      _________________
   F. Brady, W. E. Buffett, D.                                Nominee Exception
   B. Burke, F. T. Cary, J. B.
   Fairchild, L. H. Goldenson,
   R. A. Iger, F. S. Jones, A.
   D. Jordan, J. H. Muller,
   Jr., T. S. Murphy, W.
   Robertson, M. C. Woodward,
   Jr.


2. Ratification of Appointment     For    Against   Abstain
   of Independent Auditors         [_]      [_]      [_]

3. Shareholder Proposal            For    Against   Abstain
   Concerning Directors'           [_]      [_]      [_]
   Minimum Stock Ownership


A VOTE FOR ITEMS 1
       ---
AND 2, AND AGAINST
           -------
ITEM 3 IS RECOMMENDED
BY THE BOARD OF
DIRECTORS


                                  Dated__________________________________, 1995


         ______________________________________________________________________
         Signature

         ______________________________________________________________________
         Signature
         NOTE: Please sign exactly as name appears hereon. For joint accounts both owners should sign. When signing as executor, administrator, at-torney, trustee or guardian, etc., please sign your full title.

UNLESS OTHERWISE DIRECTED, WHEN PROPERLY EXECUTED AND TIMELY RECEIVED, THIS PROXY/VOTING INSTRUCTION CARD WILL BE VOTED FOR PROPOSALS 1 AND 2, AND AGAINST
                                            ---                        -------
PROPOSAL 3.